Exhibit 5(a)


                              REID & PRIEST LLP
                             40 WEST 57th STREET
                          NEW YORK, N.Y. 10019-4097
                            TELEPHONE 212 603-2000
                              FAX 212 603-2001





                                             New York, New York
                                             September 13, 1996


          Grand Court Lifestyles, Inc.
          One Executive Drive
          Fort Lee, New Jersey 07024


          Ladies and Gentlemen:

                    We are acting as special counsel to Grand Court Lifestyles, Inc., a Delaware corporation (the "Company"), in connection with the proposed issuance and sale of up to 2,777,778 shares of its Common Stock, $.01 par value (the "Common Stock"), of which 10% will be sold by selling stockholders (the "Selling Stockholders"), as contemplated by the registration statement on Form S-1 filed by the Company with the Securities and Exchange Commission on June 14, 1996 for the registration of the Common Stock under the Securities Act of 1933, as amended (the "Act"), as amended, said registration statement being hereinafter called the "Registration Statement".

                    We are of the opinion that, subject to the qualifications hereinafter expressed:

                    1. The Company is a corporation validly organized and existing under the laws of the State of Delaware.

                    2. The Common Stock sold by the Company and the Selling Stockholders will have been validly issued and will be fully paid and non-assessable when:

                    (a) the Registration Statement shall have become effective under the Act;

                    (b) the Company's Board of Directors or a duly authorized committee thereof shall have taken such action as may be necessary to authorize the issuance and sale of the Common Stock on the terms set forth in or contemplated by the Registration Statement, as to be amended or supplemented, and the exhibits thereto, and to authorize such other action as may be necessary in connection with the consummation of the issuance and sale of the Common Stock;

                   (c) the Company's Board of Directors or a duly authorized committee thereof and the Company's stockholders shall have taken such action as may be necessary to authorize an amendment to the Company's Certificate of Incorporation to reflect the change in the Company's capitalization as contemplated by the Registration Statement;

                    (d) the Company shall have caused to be filed with the Secretary of State of Delaware such Restated Certificate of Incorporation;

                    (e) the Company's Board of Directors or a duly authorized committee thereof shall have taken such action as may be necessary to authorize a 1,084.1-for-1 split of the Common Stock; and

                    (f) the Common Stock shall have been issued, sold and delivered by the Company to the purchasers against payment therefor or sold and delivered by Selling Stockholders to the purchasers against payment therefor, all as contemplated by, and in conformity with, the acts and documents referred to above and the Company's Restated Certificate of Incorporation.

                    We are members of the Bar of the State of New York. This opinion is limited to the laws of the State of New York, the General Corporate Law of the State of Delaware and the Federal law of the United States.

                    We hereby authorize and consent to the use of this opinion as Exhibit 5(a) to the Registration Statement, and authorize and consent to the references to our firm in the Registration Statement and in the prospectus constituting a part thereof.

                                             Very truly yours,

                                             /s/ Reid & Priest LLP

                                             REID & PRIEST LLP